Exhibit 10.3


   Effective Date: _________________________  Reference:
                  Opening Date

                   KENTUCKY FRIED CHICKEN FRANCHISE AGREEMENT

                       dated ___________________

   by and between KFC CORPORATION, a Delaware corporation ("KFC"), which has its principal office at 1441 Gardiner Lane, Louisville, Kentucky, and



                            (the "Franchisee"),

   with respect to the "Outlet" consisting of the premises, and all structures, appurtenances, fixtures, equipment, facilities and entry, exit, parking and other areas, now or at any time located on the real property the dimensions and layout of which have previously been submitted by plot plan to KFC and which bear the address:



   In consideration of the premises, the Franchisee and KFC hereby agree as follows:

   1.   Section Headings

   The section headings listed below are for convenience of reference only and shall not affect the interpretation of this Agreement.

        Heading                                    Page

    1.  Section Headings                             1
    2.  Recitals - Caveat                            2
    3.  License                                      2
    4.  New Agreement upon Expiration                4
    5.  Compliance with Standards, Etc.              5
    6.  Maintenance and Upgrading of Outlet          9
    7.  Services by KFC                              9
    8.  Royalties                                    10
    9.  Gross Revenues                               10
   10.  Advertising                                  11
   11.  Records and Audits                           13
   12.  Purchase of Equipment, Supplies, Etc.        14
   13.  Insurance                                    15
   14.  Condemnation and Casualty                    16
   15.  Restriction on Certain Activities            16
   16.  Assignment                                   17
   17.  Termination of License                       19
   18.  National Franchisee Advisory Council         20
   19.  Right to Apply for New Franchised Outlets    20
   20.  Miscellaneous                                20
   21.  Certain Representations by the Franchisee    22


   2. Recitals - Caveat. KFC over the course of years has developed a unique system for preparing and marketing fried chicken and other food products pursuant to trade secrets, standards and specifications designed to maintain a uniform high quality of product, service and national image. KFC has also developed and owns certain trademarks and service marks which enjoy a national reputation. Franchisee recognizes the value of the system, the trademarks and continued uniformity of image to himself, to KFC and to other franchisees of Kentucky Fried Chicken outlets. In order to enhance the value of the system and trademarks and goodwill associated therewith, this Agreement places detailed and substantial obligations on the Franchisee including strict adherence to KFC's reasonable present and future requirements regarding menu items, advertising, physical facilities, etc. Future improvements may be required in the Outlet, and certain provisions apply to other KFC outlets under common control with the Outlet. The rights granted to the Franchisee are for a limited time. Their value derives principally from certain KFC trademarks and associated goodwill, designs, systems and processes developed at considerable expense and effort. BEFORE SIGNING THIS AGREEMENT, THE FRANCHISEE SHOULD READ IT CAREFULLY WITH THE ASSISTANCE OF LEGAL COUNSEL.

     The Franchisee acknowledges that (1) THE SUCCESS OF THE BUSINESS VENTURE CONTEMPLATED HEREIN INVOLVES SUBSTANTIAL RISKS AND DEPENDS UPON THE ABILITY OF THE FRANCHISEE AS AN INDEPENDENT BUSINESSMAN AND HIS ACTIVE PARTICIPATION IN THE DAILY AFFAIRS OF THE BUSINESS, AND (2) NO ASSURANCE OR WARRANTY, EXPRESS OR IMPLIED, HAS BEEN GIVEN AS TO THE POTENTIAL SUCCESS OF SUCH BUSINESS VENTURE OR THE GROSS REVENUES, VOLUME OR EARNINGS LIKELY TO BE ACHIEVED, AND (3) NO STATEMENT, REPRESENTATION OR OTHER ACT, EVENT OR COMMUNICATION, EXCEPT AS SET FORTH HEREIN, IS BINDING ON KFC IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT.

   3.  License.

   3.1 Subject to the limitations elsewhere in this Agreement, KFC hereby grants to the Franchisee during the License Term the right and license (the "License") to use at the Outlet certain trade names, trademarks and service marks owned by KFC and to prepare and market Approved Products at the Outlet (and only at the Outlet) only in connection with products and services meeting KFC's quality standards through the use of processes and trade secrets communicated by KFC. The Approved Products shall consist of Required Products and Optional Products. Required Products are Colonel Sanders' Kentucky Fried Chicken Original Recipe ("Original Recipe"), Kentucky Fried Chicken Extra Tasty Crispy Chicken ("Extra Crispy"), or Hot & Spicy Chicken, mashed potatoes, gravy, cole slaw, and other "fixin's" and other products introduced into the system in accordance with subsection 5.7.

   Optional Products are products which are authorized for sale under KFC's trademarks and service marks, but are not required to be sold. As additional Optional Products are introduced by KFC, KFC will give notice of the time and manner of introduction. Franchisee must seek the written approval of KFC for Optional Products, and KFC may withhold such approval if the Franchisee is not in compliance with the terms of this Agreement. If KFC approves in writing, at its sole discretion, upon review of Franchisee's specifications, Franchisee may also sell at the Outlet, certain high quality food items for which KFC does not presently have specifications. The initial Required Products and Optional Products and the trade names, trademarks, and service marks presently authorized for use in connection with them are shown on Exhibit A.

   3.2 Subject to the termination provisions in this Agreement, the Franchisee agrees to operate the Outlet during the License Term in accordance with this Agreement.

   3.3 The License Term shall expire on the 20th anniversary of the opening date subject to earlier termination pursuant to this Agreement. KFC will notify the Franchisee at least six months in advance of expiration of the License Term. Should KFC fail to give such notice, then the License Term shall be extended but only to the date six months from the date KFC does give notice, and any renewal term granted pursuant to Section 4 shall expire on the appropriate anniversary date as though KFC had given notice when required.

   3.4 Upon termination or expiration of the License, the Franchisee (and, if Franchisee is a corporation, the officers, directors and shareholders and agents of Franchisee) shall immediately discontinue use of all KFC trademarks, service marks, trade names, trade secrets, and know-how and processes developed and owned by KFC and shall immediately and at no cost to KFC remove signs, menuboard inserts, point-of-sale material, red and white stripes and any characteristically designed roof from the Outlet and otherwise change its exterior and interior appearance so that it is no longer confusingly similar to a Kentucky Fried Chicken outlet and no longer bears any KFC trademarks, service marks or trade names or designations or marks similar thereto. If the Franchisee fails to immediately remove the signs and make such changes, KFC may do so by entering the premises of the Outlet and the Franchisee shall pay to KFC the costs it so incurs. Franchisee shall also return all confidential operating manuals and other confidential materials to KFC and at KFC's option, upon payment of the fair market value thereof by KFC, return to KFC all supplies and any other materials bearing the trademarks, service marks or trade names of KFC. This Agreement and the obligations of the parties hereunder shall survive the termination or expiration of the License except to the extent expressly otherwise provided herein.

   3.5 The License does not include the right to sell any product for resale, the right to sell any product at or from any place except the Outlet, or the right to prepare or deliver any product at any place other than the Outlet except for catering and special event sales made in strict accordance with KFC's catering and special event procedures, which procedures are subject to reasonable changes from time to time by KFC on at least sixty (60) days' notice. Franchisee shall give KFC at least thirty (30) days' (or such shorter period as may be reasonable under the circumstances) advance notice of any special event sale (such as fairs, athletic events and conventions).

   3.6 Except as provided in subsection 3.8, during the License Term KFC shall not use or license others to use any of the trademarks licensed hereunder, in connection with the sale of any food products at any location within a radius of one and one-half miles of the Outlet, unless:

   (a) the sales are made at locations which (at the time KFC or any of its affiliates commits to buy, lease or franchise any such location or locations) are outside of a circular area having the Outlet as its center and within which 30,000 people reside or, in case of a metropolitan area containing more than 100,000 people, within which 30,000 people reside or work, or both reside and work, or

   (b) the sales are made in connection with special events, the occurrence of which KFC notifies Franchisee with sufficient time for Franchisee to meet the requirements of subsection 3.5, and Franchise chooses not to make such sales. If Franchisee does not notify KFC of its intention to make sales at a special event as provided in subsection 3.5, then KFC may make such sales itself or license others to make them.

   3.7 Franchisee will strictly comply with the requirements and instructions of KFC regarding the use of the trademarks, trade names and service marks in connection with the Approved Products and the Outlet.
   The Franchisee acknowledges that the goodwill associated with KFC's trademarks, service marks and trade names is and will remain the exclusive property of KFC and that the Franchisee will derive no benefit from such goodwill except through profit received from the operation or possible sale of the Outlet during the License Term, which is subject to early termination as set forth herein. Any enhancement of the goodwill associated with KFC's trademarks, service marks and trade names during the License Term will inure to the benefit of KFC except to the extent of such profits, if any, realized by the Franchisee during the License Term, following which no value shall be attributable to any goodwill of KFC's trademarks, service marks and trade names acquired or enjoyed by the Franchisee pursuant to this Agreement and all right to use KFC's trademarks, etc. shall revert automatically to KFC at no cost to KFC.

   3.8 KFC or any company affiliated with it may sell within the area described in subsection 3.6, or grant franchises to others to sell, through grocery stores or other quick-service restaurants or otherwise, food products (other than chicken served in whole pieces) using the name or likeness of Colonel Sanders and the trademarks historically associated with the product "Kentucky Kandies", but which otherwise bear different trade names, trademarks and service marks from those licensed hereunder. KFC covenants, however, that it will not use, or permit the use of, the name or the likeness of Colonel Sanders in connection with alcoholic or tobacco products or poultry products other than Approved Products, or in connection with quick-service restaurants other than Kentucky Fried Chicken outlets, whether within or without the area described in subsection 3.6.

   4. New Agreement Upon Expiration. At the expiration of the term hereof, Franchisee may extend this Agreement for successive ten (10) year periods, provided that at the time of expiration of the term hereof or the then current extended term:

   (a) Franchisee shall not have failed to remedy any breach specified by KFC in any notice then outstanding under subsection 17.3.

   (b) Franchisee shall agree to make such capital expenditures as may be reasonably required to renovate and modernize the Outlet and its signs and equipment so as to reflect the image of Kentucky Fried Chicken outlets.

   (c) If renovation and modernization of the Outlet is not possible or feasible, Franchisee shall relocate the Outlet within the area described in subsection 3.6 or such other area as may be approved by KFC in writing in accordance with KFC's relocation procedures.

   (d) Franchisee shall execute a new license agreement on the form then being used by KFC, but without any increase in royalty fee or advertising contributions or any change in renewal or assignment provisions or in the protected territory provision contained in subsection 3.6.

   (e) All monetary obligations owed to KFC and its subsidiaries and affiliates must be current at the time of renewal.

   (f) Franchisee shall pay to KFC $2,000, which amount will be adjusted to reflect each 10% rise in the United States Department of Commerce Composite Consumer Price Index (or the nearest comparable index should that index no longer be prepared), hereinafter referred to as the "Consumer Price Index," using June 1976 as the base period (such index being 170.10), but in no event shall such amount exceed the renewal fee then being provided for in contracts issued for new Kentucky Fried Chicken franchises.

   (g) Franchisee shall not have engaged in chronic repeated breaches of this Agreement of a substantial nature within the preceding twenty-four
   (24) months prior to renewal.

   5.  Compliance with Standards, Etc.

   5.1 The Franchisee represents that the Outlet has in all respects been constructed, established and prepared to conduct business in strict compliance with all plans, specifications and requirements prescribed by KFC, and that any material deviations from KFC's standard plans, specifications, and requirements have been approved in writing by KFC. At KFC's request made at any time within one year of the date of this Agreement, the Franchisee will promptly correct any unapproved deviations.

   5.2 The Franchisee shall, consistent with the terms of this Agreement, diligently develop the business of the Outlet and use his best efforts to market and promote the Required Products and the Optional Products which are offered for sale at the Outlet.

   5.3 During the License Term, the Franchisee will strictly comply with all reasonable standards, specifications, processes, procedures, requirements, and instructions of KFC regarding the operation of the business which now exist or may be established from time to time, and Franchisee will take such action and precautions as necessary to assure that:

   (a) the Franchisee or a fully trained and qualified manager devotes his full time to the supervision, management and operation of the Outlet.

   (b) the Franchisee and employees at the Outlet attend and complete such courses, programs and seminars at such locations, as KFC may from time to time reasonably require, in order that such persons may be fully trained and instructed on a continuing basis in various aspects of operating a KFC outlet, provided that KFC shall not bear the salary, travel, hotel, meal or other expenses of persons attending.

   (c) all Approved Products offered for sale at the Outlet are prepared at the Outlet for sale to customers at the Outlet, except that beverages, "side items" or "fixin's," as authorized by KFC, may be prepared elsewhere, but any such authorization shall be subject to change or termination by KFC, in exercise of its reasonable business judgment, if it is found by KFC that preparation elsewhere results in a lessening of the high quality of food products required by KFC's specifications.

   (d) each additional Required Product introduced into the franchised system as provided in subsection 5.7, is offered for sale on a continuing basis at the Outlet at the time and in the manner required by KFC.

   (e) no sale of any product except Approved Products is solicited, accepted or made at or from the Outlet, and that no products except Approved Products are prepared at the Outlet, except when specifically authorized in writing by KFC.

   (f)  the provisions of subsection 3.5 are adhered to.

   (g) if requested by KFC on at least ninety (90) days' notice as part of a general program or standardization effort by KFC, the marketing of any Optional Product is discontinued, whereupon the discontinued product shall cease to be an Approved Product, but Franchisee may continue to sell such discontinued product with written approval of KFC, which approval shall not be unreasonably withheld taking into consideration such factors as Franchisee's investment in equipment used to prepare the Optional Product and the potential loss in revenues to the Franchisee from discontinuing the sale of such product.

   (h) only signs and menuboards, advertising and promotional material, equipment, supplies, uniforms, paper goods, packaging, furnishings, fixtures, recipes, and food ingredients which meet KFC's standards and specifications (as established from time to time) are used at the Outlet or in connection with its business.

   (i) all equipment, signs, menuboards, supplies and other items necessary in connection with adding new Approved Products are acquired, installed and utilized (and that the marketing of such new Approved Products begins) at the Outlet as soon as possible consistent with the reasonable requirements of KFC.

   (j) equipment, signs, menuboards, supplies, and other items are added, eliminated, substituted and modified at the Outlet as soon as practicable in accordance with reasonable changes in KFC's specifications and requirements.

   (k) the Outlet and everything located at the Outlet are maintained in first-class condition and repair and are kept clean, neat and sanitary; the Outlet is adequately lighted and is operated in a clean, wholesome and sanitary manner consistent with KFC's requirements; all maintenance, repairs and replacements reasonably requested by KFC or needed in connection with the Outlet are promptly made; and all employees are clean and neat in appearance.

   (l) no alterations of the Outlet affecting the image are made except at KFC's request or with KFC's approval, and that any such alterations strictly conform to specifications and requirements established or approved by KFC.

   (m) the Outlet and its business will comply with applicable laws, ordinances and governmental rules, regulations and other requirements, including but not limited to health and sanitation requirements, and that KFC is advised promptly in the event of a conflict between this requirement and any other requirement in or pursuant to this Agreement.

   (n) such advertising materials as may be furnished to KFC or the National Co-Op (hereafter defined) from time to time for use by the Franchisee are used only in the manner and during the period specified by KFC or the National Co-Op.

   (o) the Outlet is open for business every day during the License Term during the hours reasonably specified by KFC, except Christmas and Thanksgiving and such days as the Outlet is closed for repairs pursuant to
   Section 14 (Condemnation and Casualty).

   (p) the employees, and the supplies and other items on hand at the Outlet, are at all times sufficient to meet the anticipated volume of business.

   (q) all debts and taxes in connection with the Outlet and its business, except those duly contested in a bona fide dispute, are paid when due, including but not limited to debts payable to KFC and its affiliates.

   (r) all necessary and appropriate measures are taken to avoid an unsatisfactory or equivalent safety, sanitation or health rating at any time from any governmental agency or authority, and that conditions or practices disapproved by any such agency or authority are promptly corrected except that, after consultation with KFC by Franchisee, Franchisee may contest the action by such agency or authority as being arbitrary, capricious, unfair and unwise.

   5.4 In prescribing standards, specifications, processes, procedures, requirements or instructions under subsection 5.3 or any other provision of this Agreement, KFC shall take no part in determining the prices charged by the Franchisee for products or services of any kind and shall not have control over the day-to-day managerial operations of the Outlet.

   5.5 KFC will deliver to the Franchisee a Confidential Operating Manual, and the Franchisee will abide by and may rely upon the Confidential Operating Manual, which shall be subject to and which shall be deemed to include such reasonable supplements, revisions and later instructions as may be issued from time to time by KFC. The Franchisee will treat the Confidential Operating Manual and trade secrets and know-how of KFC as confidential, and will not disclose any such information to anyone except employees of the Franchisee as necessary for the proper operation of the Outlet and except other persons authorized by KFC to receive such information.

   The Franchisee will take reasonable precautions to cause his employees to keep such information confidential by entering into appropriate agreements, in such form as approved by KFC, with those employees who have access to such information. The Confidential Operating Manual and other information furnished by KFC in connection with the business of KFC or the Outlet will be and remain the property of KFC and, if in tangible form, will be returned to KFC at the end of the License Term. The Franchisee shall not copy, duplicate, record or otherwise reproduce all or any part of the Confidential Operating Manual or any other material containing the trade secrets or confidential information concerning KFC or its trademarks or processes, and shall take all reasonable precautions to prevent his employees from doing so.

   5.6 KFC and its representatives shall have the right, during business hours and at all other reasonable times, to enter and inspect the Outlet and all other facilities used for the preparation, storage, transportation, etc., of any Approved Products, to discuss with the Franchisee or such other people as the Franchisee may designate, concerning all matters that may pertain to compliance with this Agreement and with standards, specifications, requirements, instructions and procedures hereunder, to take photographs of the Outlet and such other facilities, and to buy samples of food products and other items at the Outlet and other points-of-sale. KFC and its representatives shall also have the right, under the supervision of the Franchisee or his designee, to collect samples at any other facilities under the control of the Franchisee. The Franchisee will in all respects cooperate with KFC in its exercise of rights under this subsection.

   5.7 When an Optional Product is sold in the United States in stores owned by two-thirds of the Kentucky Fried Chicken franchisees or when such Optional Product is sold in the United States in three-fourths of the Kentucky Fried Chicken stores franchised by KFC and owned by KFC and its affiliates, then on advance notice of at least one year, KFC may specify such Optional Product as a Required Product.

   5.8 KFC shall not enforce against Franchisee the standards, specifications, requirements, instructions and procedures set forth in Sections 5 and 10 if they exceed the standards, specifications, requirements, instructions and procedures enforced by KFC in Kentucky Fried Chicken outlets owned and operated by KFC or its affiliates in the market nearest the Outlet in which they have such outlets.

   6.  Maintenance and Upgrading of Outlet

   6.1 Franchisee shall at all times comply, and cause the Outlet to comply with all standards, specifications, processes, procedures, requirements and reasonable instructions of KFC regarding the Outlet's physical facilities, including the layout of furnishings and fixtures, and facilities at which or by means of which the Franchisee is permitted by KFC to store, handle, prepare or transport Approved Products or ingredients to be used in preparing them.

   6.2 Recognizing the value of uniform national standards to Franchisee, KFC and the franchised system, Franchisee shall from time to time abide by any reasonable requirement of KFC with regard to the remodeling and upgrading of the Outlet to comply with standards then applicable to new franchises and stores owned by KFC and its affiliates, provided, however, that such requirements shall not impose an undue economic burden.

   6.3 If any changes in or additions of equipment or changes in or additions to the Outlet are required by KFC in connection with upgrading or remodeling, the Franchisee will bear the entire cost thereof. Similarly, Franchisee will bear the entire cost of adding equipment and altering the Outlet for Optional Products which Franchisee desires to sell or for Required Products which KFC requires Franchisee to sell pursuant to subsection 5.7. KFC cannot foresee with precision what may become Required Products in the future. Certain Optional Products may become Required Products, and KFC is testing other food products which may become Optional and then Required Products. Franchisee acknowledges that possible additional investment may be called for pursuant to this subsection.

   6.4 KFC agrees that it will not enforce against Franchisee the provisions of Section 6 if they exceed the reasonable remodeling or upgrading standards that are applied to the Kentucky Fried Chicken outlets owned by KFC or its affiliates in the market nearest the Outlet, in which they have such outlets. In interpreting this subsection, the outlets of KFC or its affiliates in such nearest market shall be considered as a whole so that Franchisee may not deny his obligations under Section 6 by comparing the Outlet to any single outlet of KFC or its affiliates in such nearest market.

   7. Services by KFC. The initial franchise fee and the royalties hereunder are paid or payable for the License and not for services by KFC, and any failure by KFC to provide services shall not excuse Franchisee from paying the initial franchise fee or the royalties. KFC shall offer to the Franchisee such initial and continuing services as KFC deems necessary or advisable in connection with furthering the business of the Franchisee and the KFC system and in connection with protecting the trade names, trademarks, service marks and goodwill of KFC. Among such continuing services shall be the furnishing of operating advice and training at KFC's school or otherwise on a continuing basis through its representatives; undertaking further refinement of products and equipment and informing Franchisee of proven methods of quality control; informing Franchisee of such engineering research and development which in KFC's opinion may be beneficial to Franchisee's operations; recommending such accounting and business procedures which KFC believes may be of value; and scheduling and holding from time to time local, regional and national meetings and seminars for the advancement and dissemination of its methods in processing and marketing Approved Products. Although no charge is presently made for services offered to franchisees generally, KFC may charge for optional services which are in addition to the services presently offered without charge. KFC expects to continue to offer products for sale to its franchisees for use in their operations but is not bound to do so, except for assuring (subject to causes or conditions beyond KFC's control) a source of supply of items incorporating KFC trade secrets which are essential in operating a KFC outlet.

   8.  Royalties

   8.1 Franchisee shall pay to KFC royalties for the License at the rate of 4% of Gross Revenues (as defined in Section 9) for each month or partial month that the store is in operation. Franchisee shall pay to KFC as a minimum monthly royalty the sum of $600, said minimum to be adjusted for every 10% increase in the Consumer Price Index, using June 1976 as the base period (170.10), but in no event shall such minimum royalty exceed the minimum royalty then being charged by KFC for new Kentucky Fried Chicken franchises. If Franchisee is unable to operate from the Outlet due to damage or loss to the Outlet caused or created by a casualty, act of God or other condition over which Franchisee has no control, then the minimum royalty referred to in the preceding sentence shall be waived, provided, however, that such waiver shall not extend beyond the twelve-month period commencing with the month the casualty occurs.

   8.2 On or before the 20th day of each month, the Franchisee shall, with or without notice from KFC, pay to KFC, or deposit in the mail addressed for KFC, his royalty payments for the preceding month or partial month. Each payment of royalties shall be accompanied by a statement as to the relevant Gross Revenues, and the statement shall be in such form and detail as may be furnished by KFC from time to time.

   8.3 Although each failure to pay royalties when due will be a material breach of this Agreement, to encourage prompt payment and to cover the costs and expenses involved in handling and processing late payments, the Franchisee shall also pay, upon demand, a late payment charge at the rate of 1 1/2% of all royalties for each month or partial month cumulative during which they are due and unpaid.

   9.  Gross Revenues

   9.1 No mention of products or services in this section is intended to mean or imply that such products or services are approved for sale at the Outlet.

   9.2 For purposes of this Agreement, Gross Revenues includes the total of all monies and receipts derived from products prepared and services performed at the Outlet, at special events or from catering and from all sales and orders made, solicited or received at the Outlet or at special events and from all other business whatsoever conducted at or from the Outlet, whether such revenues are evidenced by cash, credit, checks, gift certificates, scrip, food stamps, coupons (but see subsection 9.3(b) below), services, property or other means of exchange, and whether such sales are of food, beverages, tobacco products, vending machine items, services, merchandise or products of any nature whatsoever.

   9.3 However, Gross Revenues shall not include: (a) sales or merchants' or other taxes measured on the basis of the gross revenues of the business imposed by governmental authorities directly on sales and collected from customers, provided the taxes are added to the selling price and are in fact paid by the Franchisee to the appropriate governmental authorities, or (b) promotional or discount coupons to the extent that the Franchisee realizes no revenue therefrom through issuance, redemption or otherwise. Cash refunded and credit given to customers, and receivables uncollectible from customers, shall be deducted in computing Gross Revenues to the extent that such cash, credit or receivables represent amounts previously included in Gross Revenues on which royalties were paid.

   9.4 Gross Revenues shall be deemed received by the Franchisee at the time the products, merchandise or services from which they derive are delivered or rendered or at the time the relevant sale takes place, whichever occurs first. Gross Revenues consisting of property or services shall be valued at the prices applicable, at the time such Gross Revenues are received, to the products or services exchanged for such Gross Revenues.

   10.  Advertising

   10.1 During the License Term, the Franchisee shall make such payments to the KFC National Council and Advertising Cooperative Inc. (the "National Co-Op") as shall be established by it from time to time, and shall spend at least 3% of Gross Revenues on other advertising and marketing activities, including participation in Approved Local Co-Ops, as more fully provided in subsection 10.4 below. Franchisee shall submit all advertising material, except material received from KFC or the National Co-Op, to KFC's Legal Department 15 days prior to use and KFC shall have 5 working days to approve or disapprove the use, provided that if KFC takes no action, Franchisee may use the material and provided further, that KFC shall have no participation in establishing prices charged by the Franchisee for products or services of any kind.

   10.2 The Franchisee shall promptly join the National Co-Op and promptly enter into with it, effective as of the date of this Agreement, an Advertising Agreement in the form attached hereto (unless Franchisee shall have already signed such an agreement for the Outlet). The Franchisee shall, during the License Term, comply with all the terms of The Advertising Agreement, maintain it in full force and effect, be and remain a member in good standing of the National Co-Op, faithfully abide by its rules and bylaws, and make payments to it in the amounts and at the times established by it from time to time. Such payments shall be made with respect to the Outlet and all other outlets which sell Kentucky Fried Chicken and which are owned or controlled by or franchised to all or any of the persons named herein as the Franchisee, or any person or persons who control, are controlled by or are under common control with any person or persons named herein as the Franchisee. The present National Co-Op contribution rate is 2% subject to change in accordance with its bylaws. Should the rate be changed to an amount exceeding 2%, then the amount to be expended pursuant to subsection 10.3 below shall correspondingly decrease so Franchisee will at no time be required by KFC to expend in excess of 5% of Gross Revenues for advertising purposes. KFC will also not require Franchisee to expend in excess of 5% of Gross Revenues for advertising purposes pursuant to franchise agreements for other outlets to which this section pertains. NOTE THAT THIS LIABILITY OF THE FRANCHISEE TO CONTRIBUTE TO NATIONAL ADVERTISING EXTENDS TO OUTLETS OTHER THAN THE ONE COVERED BY THIS AGREEMENT.

   10.3 The Franchisee shall spend, during each full or partial calendar year during the License Term at least 3% of Gross Revenues for such period (subject to the provision set forth in subsection 10.2 above) on the preparation, production, placement and dissemination of local advertising of the Approved Products, all in a manner and using medial and materials approved in advance by KFC. Such expenditures may include amounts paid to Approved Local Co-Ops and monies expended in advertising and promotional media such as television, radio, newspapers, magazines, billboards, posters, handbills, direct mail, yellow pages, sports program booklet advertising, collateral promotional and novelty items (e.g. matchbooks, pens and pencils, bumper stickers, calendars) which prominently display KFC's trademarks, advertising on public vehicles such as cabs and buses, the cost of market research, the cost of producing materials necessary to participate in these media, and agency commissions related to the production of such advertising. Local advertising shall not include payments to the National Co-Op nor payments in connection with permanent on-premises signs, lighting, menus, menuboards, purchasing or maintaining vehicles even though such vehicles display in some manner KFC's trademarks (except the cost of the materials displayed are included), contributions sponsorships (unless KFC's trademarks are prominently displayed by the group or activity being sponsored), premium or similar offers such as discounts, price reductions, special offers, free offers and sweepstake offers (except that the media costs associated with promoting the premium offers are included); employee incentive programs, and other similar payments which KFC may determine in its sole discretion should not be included in determining whether Franchisee has met his obligation to spend 3% of Gross Revenues for local advertising. Within sixty (60) days following the close of the Franchisee's fiscal year, the Franchisee shall pay to the National Co-Op, in addition to other payments to it, such amount as may be necessary so that payments pursuant to this subsection
   10.3 shall not be less than 3% of Gross Revenues for the preceding fiscal year, unless he can demonstrate to KFC's satisfaction that sound business judgment does not call for additional local advertising.

   10.4 At the request of KFC, the Franchisee will promptly join, and during the License Term faithfully participate in and make contributions to (at rates and upon terms established from time to time by) one or more Approved Local Co-Ops which, for purposes of this Agreement, are programs, or groups or associations of operators of KFC outlets now or hereafter from time to time designated and approved by KFC for the pooling of resources to advertise or promote (or both) any of the Approved Products in a locality or region designed by KFC for such purposes. The Franchisee will subscribe to and abide by the bylaws and advertising agreements adopted by such Approved Local Co-Ops.

   The Franchisee may not be required to join more than one Approved Local Co-Op if the contributions of the Franchisee to Approved Local Co-Ops would exceed 3% of Gross Revenue solely by reason of belonging to more than one such Co-Op. The Franchisee shall abide by all reasonable determinations of an Approved Local Co-Op as to areas assigned to or covered by it and as to allocations of program expenditures among its participants based on relative media coverage within a given area. The Franchisee's obligations hereunder shall not depend upon participation in any Approved Local Co-Op by other KFC franchisees within the area designed for the Co-Op. In the event of a dispute between two or more Approved Local Co-Ops as to the extent of area coverage, KFC shall resolve the dispute and assign the Outlet to one or more such Approved Local Co-Ops in exercise of its reasonable business judgment.

   Franchisee shall also join and faithfully participate in and make contributions to Approved Local Co-Ops as may be designated by KFC from time to time with respect to all other outlets which sell Kentucky Fried Chicken and which are owned or controlled by or franchised to all or any of the persons named herein as the Franchisee, or any person or persons who control, are controlled by or are under common control with any person or persons named herein as the Franchisee.

   NOTE THAT THIS REQUIREMENT TO JOIN APPROVED LOCAL CO-OPS EXTENDS TO OUTLETS OTHER THAN THE ONE COVERED BY THIS AGREEMENT.

   10.05 No action taken by the National Co-Op or any Local Co-Op shall diminish the Franchisee's obligations to KFC hereunder. The Franchisee's obligations to the National Co-Op or to any Approved Local Co-Op shall be for the benefit of, and may be enforced by, KFC, such Co-Op, or any participant in such Co-Op.

   11.  Records and Audits

   11.1 All Gross Revenues shall be recorded on cash registers. The Franchisee shall, in a manner and form satisfactory to KFC, prepare on a current basis (and preserve for no less than three years) complete and accurate records concerning Gross Revenues and all financial, operating, marketing and other aspects of the Outlet and the business conducted under this Agreement, and maintain an accounting system which fully and accurately reflects all aspects of the Outlet and such business. Such records shall include but not be limited to books of account, tax returns, daily reports, statements of Gross Revenues (to be prepared each month for the preceding month), profit and loss statements (to be prepared at least annually), and balance sheets (to be prepared at least annually). Franchisee shall also submit to KFC current financial statements and such other reports as KFC may reasonably request to evaluate or compile research data on any aspects of the Outlet or its business.

   11.2 From the date hereof until three years elapse following the end of the License Term, KFC or its authorized agent shall have the right to request, receive, inspect and audit, at all reasonable times, any or all of the records referred to above wherever they may be located or at any other mutually agreeable location. If any such inspection or audit discloses a deficiency in the payment of any royalty, advertising or other amount required to be paid under this Agreement, the Franchisee shall immediately pay the deficiency in royalty to KFC and the deficiency in advertising to the National Co-Op, provided the deficiency exceeds $50.
   In addition, if the deficiency for any audit period equals or exceeds 2% of the correct amount of royalties due, the Franchisee shall also immediately pay to KFC the entire cost of such inspection or audit (including but not limited to travel, lodging, meals, salaries and other expenses of the inspecting or auditing personnel). For the purposes of the preceding sentence, an audit period shall be each fiscal year of the Franchisee and the current fiscal year of the Franchisee even if less than a year. If the audit discloses an overpayment of royalties, KFC will promptly pay the amount of such overpayment to Franchisee, provided that the amount exceeds $50.

   12.  Purchase of Equipment, Supplies, Etc.

   12.1 The Franchisee shall have the right to purchase directly from any approved manufacturer or distributor the equipment, paper goods and other products required by KFC to be utilized in the establishment or operation of the Outlet.

   12.2 KFC shall promptly (and in any event within 30 days) furnish to the Franchisee at his request the then current standards and specifications applicable to any equipment, supplies, trademarked paper goods or other products required by KFC to be utilized in the establishment or operation of the Outlet provided that KFC shall not be obligated to disclose any of its trade secrets. In addition, KFC shall promptly (and in any event within 30 days) furnish to the Franchisee at his request the names and addresses of all manufacturers and distributors currently approved by KFC from whom such equipment, supplies trademarked paper goods and other products are available for sale to the Franchisee.

   12.3 If the Franchisee desires to purchase the required products from a manufacturer or distributor not then approved by KFC, the Franchisee shall provide KFC with all information regarding such manufacturer or distributor reasonably requested by KFC, and where appropriate, the manufacturer or distributor may be required to provide KFC with samples of the products that the Franchisee desires to purchase.

   12.4 Any tests reasonably required by KFC to determine whether the products meet current KFC standards and specifications shall be performed by or under the direction or supervision of KFC but at the cost of the manufacturer or distributor. On the completion of any such tests and any other procedures reasonably required by KFC, and on completion of KFC's determination as to whether the manufacturer or distributor possesses adequate capacity and facilities to supply the Franchisee's needs in the quantities and at the times and with the reliability requisite to an efficient operation, KFC shall promptly notify the Franchisee and the manufacturer or distributor whether KFC approves the manufacturer or distributor as a source of supply of the products involved to the Franchisee; and, if not, KFC shall advise the Franchisee and the manufacturer or distributor of the basis for its decision. KFC shall not be required to approve sources of equipment, paper goods or other products which do not meet KFC's standards and specifications or which constitute or embody seasoning or other trade secrets of KFC. KFC shall not be arbitrary or capricious in establishing applicable standards and specifications.

   12.5 KFC may from time to time review the qualify of such equipment, supplies, paper goods and other products produced or supplied by approved manufacturers and distributors and their capacity and facilities, and shall have the right to monitor the production, use and ultimate disposition of items bearing KFC's trademarks. On the basis of such review and monitoring, KFC may remove such manufacturers or distributors from the list of approved sources. In such event, KFC shall promptly advise Franchisee of such action.

   13. Insurance. At all times during the License Term, the Franchisee shall maintain in effect such insurance as may be required by the terms of any lease or mortgage covering the Outlet, and in any event shall maintain:

   (a) Fire, extended, coverage and vandalism and malicious mischief at 80% of actual cash value of building, contents and improvements.

   (b) Employer's liability and workmen's compensation insurance as prescribed by applicable law, and

   (c) Comprehensive general liability and automobile insurance on an occurrence basis naming KFC as an additional insured and underwritten by any reputable insurance carrier approved by KFC, covering the following risks in no less than the following amounts, subject to reasonable increase by KFC after five years based on inflation or future experience with claims asserted against food outlets:

        Type of Risk                            Limit of Liability

        Bodily injury to or death               $300,000 each accident
        of one or more persons                    or each person

        Property damage or destruction          $100,000 each accident

        Public and product liability            $300,000 each occurrence

   Simultaneously herewith, annually hereafter and each time a change is made in such insurance or insurance carrier, the Franchisee shall furnish KFC with certifications by the insurance carrier evidencing the term and coverage of the insurance in force and the persons insured. Such certificates shall provide that the insurance coverage will not be canceled, altered, or permitted to lapse or expire without 30 days' advance written notice to KFC. KFC, or its insurer, shall have the right to participate in discussions with the Franchisee's insurance company or any claimant (in conjunction with Franchisee's insurance company) regarding any product liability claim and the Franchisee agrees to adopt KFC's reasonable recommendations to his insurance carrier regarding the settlement of any such claims.

   14.  Condemnation and Casualty.

   14.1 The Franchisee shall give KFC notice of any proposed taking through the exercise of the power of eminent domain, at the earliest possible time. If the Outlet or a substantial part thereof is to be taken, the Outlet may be relocated within the area specified in subsection 3.5 or elsewhere with KFC's written approval in accordance with KFC's relocation procedures. If such relocation is authorized by KFC and the Franchisee opens a new outlet at such other location in accordance with KFC's specifications within one year of the closing of the old outlet, the new outlet will thenceforth be deemed to be the Outlet licensed under this Agreement. If such a condemnation takes place and a new Outlet does not, for whatever reason, become the Outlet under this agreement in strict accordance with this paragraph, then the License shall terminate forthwith upon notice thereof by KFC to the Franchisee.

   14.2 If the Outlet is damaged by fire or other casualty, the Franchisee will expeditiously repair the damage. If the damage or repair requires closing the Outlet, the Franchisee will immediately notify KFC, will repair or rebuild the Outlet in accordance with KFC's specifications, and will reopen the Outlet for continuous business operations as soon as practicable (but in any event within one year after closing of the outlet), giving KFC advance notice of the date of reopening. If the Outlet is not reopened in accordance with this paragraph, the License will forthwith terminate.

   14.3 The License Term shall not be extended by any interruption in the Outlet's operations except by an act of God that results in the Outlet being closed not less than 60 days nor more than 365 days. Franchisee must apply for any such extension within sixty (60) days following the reopening of the Outlet. Except as provided in subsection 8.1, no event during the License Term shall excuse the Franchisee from paying royalties or minimum royalties as provided herein.

   15.  Restrictions on Certain Activities.

   15.1 During the License Term, the Franchisee shall not (without the prior written consent of KFC) directly or indirectly, through corporation, or through partnerships, trusts, associations, joint ventures or other unincorporated businesses, perform any services for, engage in or acquire be an employee of, have any financial, beneficial or equity interest in, or have any interest based on the profits or revenues of, any business similar to the Outlet, except for other outlets franchised from KFC or its affiliates. For one year following the License Term, the same restrictions shall apply but only with respect to businesses operated within ten miles of the Outlet. For purposes of this paragraph, a "similar business" is a business which sells or prepares fried chicken or other products similar to other Required Products or in which know-how acquired by KFC franchisees could be used to the disadvantage of KFC or its other franchisees. Nothing in this paragraph shall prevent the Franchisee and his family, collectively from owning not more than a total of 10% of the stock of a company engaged in a similar business, the stock of which is publicly traded at the time of such ownership.

   15.2 If any court or other tribunal having jurisdiction to determine the validity or enforceability of the preceding subsection determines that, strictly applied, it would be invalid or unenforceable, the definition of "similar business" and the time and geographical provisions of the preceding subsection shall be deemed modified to the extent necessary (but only to that extent) so that the restrictions in that subsection, as modified, will be valid and enforceable.

   15.3 Franchisee covenants that as a KFC franchisee, he will have access to KFC's trade secrets and confidential practices and therefore, is in a unique position to use the special knowledge he will have gained while a franchisee. Franchisee acknowledges that a breach of the covenants contained in Section 15 will be deemed to threaten immediate and substantial irreparable injury to KFC giving KFC the right to obtain immediate injunctive relief without limiting any other rights or remedies of KFC.

   16.  Assignment

   16.1 General. None of the Franchisee's rights under this Agreement, all of which are personal in nature, may be the subject of any pledge, lien, levy, attachment, or security interest or arrangement, or acquired through execution, foreclosure, or like action or event. Without KFC's prior written consent and compliance in all other respects with the terms in this Section, none of the Franchisee's rights or obligations under this Agreement are assignable or transferable. Any purported transaction, interest or action contrary to this Section will be a breach of this Agreement and will be void.

   Upon and after each valid assignment of the License pursuant to this
   Section 16, the assignee or assignees shall be deemed to be the Franchisee hereunder and shall be bound by and liable for all existing and future obligations of the Franchisee. No stockholder in any corporation which becomes the Franchisee shall have any rights in or under this Agreement by reason of his stock ownership, and the name of such corporation shall not include any of the names, trademarks, or service marks of KFC, without KFC's prior written consent.

   16.2 Approved Assignments and Transfers. This Agreement may not be assigned or transferred, whether by sale, by death of Franchisee, or otherwise, except:

   (a) to a corporation in which the Franchisee is the 'Control Person,' or

   (b) to an individual who is determined by KFC to meet the requirements of an individual assignee or transferee under subsection 16.3(b) below; or

   (c) to a corporation in which the 'Control Person' is determined by KFC to meet the requirements of a 'Control Person' under subsection 16.3(b) below.

   Any change in the 'Control Person' thereof shall be deemed to be a transfer for purposes of this subsection 16.2.

   If the initial Franchisee named on page 1 hereof is a corporation, an assignment of this Agreement shall be deemed to have been made to such corporation and a 'Control Person' shall be established for such corporation as hereinabove provided.

   As used in this Agreement, the term 'Control Person' means the individual who has the authority to, and does in fact, actively direct the business affairs of a corporation with respect to the Outlet. Such authority may arise by reason of the ability to vote a majority of the voting stock of the corporation, by contract, or as otherwise may be determined by KFC.

   16.3  Conditions to Assignments and Transfers.

   (a) No assignment or transfer of this Agreement shall be approved by KFC unless and until all accrued obligations of Franchisee to KFC under this Agreement shall have been satisfied in full. KFC may conduct an investigation and audit under Section 11 (Records and Audits) in order to determine the extent of accrued obligations.

   (b) A proposed 'Control Person' or a proposed individual assignee or transferee must demonstrate to KFC's satisfaction that he meets in all respects KFC's high standards applicable to new franchisees regarding experience in the food business, personal and financial reputation and stability, willingness and ability to devote adequate time and best efforts to the operation of the Outlet, and such other criteria and conditions as KFC may reasonably apply in evaluating new franchisees. KFC must be provided such information about the proposed individual as it may reasonably require.

   (c) A proposed assignee or transferee must agree in a writing satisfactory to KFC to assume all of the obligations of Franchisee under the Agreement and demonstrate to KFC's satisfaction that he meets in all respects KFC's standards applicable to new franchisees regarding financial resources. In addition, the proposed assignee or transferee (or its 'Control Person,' if the proposed assignee or transferee is a corporation) must meet the requirements of a 'Control Person' Specified in Clause (b) above.

   16.4 Anything herein to the contrary notwithstanding, no assignment of the franchise or of a majority of the capital stock of a corporate franchisee shall be made for value to any person other than the Franchisee's relatives by blood or marriage unless and until (a) the parties to the proposed transaction have entered a binding agreement with respect thereto, subject only to the rights of KFC hereunder, (b) KFC has been furnished a copy of the said binding agreement, and (c) KFC has been offered in writing a 30 day period in which to acquire the said franchise or capital stock upon the same or equivalent terms and conditions specified in the said agreement.

   The Franchisee will advise each prospective transferee of this provision and the other terms of this Agreement.

   16.5 Upon any transfer or assignment of this Agreement, (other than a transfer deemed to occur upon a change in the Control Person), Franchisee shall pay to KFC the sum of $2,000 as an assignment expense charge; provided, however, that if several assignments are made simultaneously, to the same party, the aggregate assignment expense charge will be reduced by KFC to a reasonable amount. The assignment expense charge shall be $1,000 when a transfer to an existing Kentucky Fried Chicken franchisee occurs. The assignment expense charge shall be adjusted to reflect any 10% increase in the Consumer Price Index using June 1976 as the base period (170.10).

   17.  Termination of License.

   17.1 Termination by Notice from Franchisee. If the Franchisee desires to permanently close the Outlet and cease doing business, he may terminate the License by giving 30 days advance notice to KFC, provided the Outlet is permanently closed simultaneously with such termination of the License.

   17.2 Termination by KFC without Notice. Unless KFC promptly after discovery of the relevant facts notifies the Franchisee to the contrary in writing, the License will immediately terminate without notice (or in the event notice is required by law, immediately upon the giving of such notice or at the earliest time thereafter permitted by applicable law) in the event that:

   (a) the Franchisee is adjudicated bankrupt, or files any petition or pleading under Chapter XI of the Federal Bankruptcy Law or any other state or federal bankruptcy or insolvency laws, or an involuntary petition is filed with respect to the Franchisee under any such laws and is not dismissed within 30 days after it is filed, or a permanent or temporary receiver or trustee for the Outlet or all or substantially all of the Franchisee's property is appointed by any court, or any such appointment is acquiesced in, consented to, or not opposed through legal action, by the Franchisee, or the Franchisee makes a general assignment for the benefit of his creditors or makes a written statement to the effect that he is unable to pay his debts as they become due, or a levy of execution is made upon the Franchise, or an attachment or lien remains on the Outlet for 30 days unless the attachment or lien is being duly contested in good faith by the Franchisee and KFC is so advised, or

   (b) the Franchisee loses possession or the right of possession of all or a significant part of the Outlet through condemnation or casualty and the Outlet is not relocated or reopened as provided in Section 14
   (Condemnation and Casualty), or

   (c) the Franchisee contests in any court or proceeding the validity of, or KFC's ownership of, any of the trademarks, service marks or other rights licensed hereunder, or

   (d) a breach of Section 16 (Assignment) occurs, or

   (e) if the Franchisee is a corporation any action is taken which purports to merge, consolidate, dissolve or liquidate the Franchisee without KFC's prior written consent.

   17.3 Termination With Notice from KFC. The License will terminate on notice in certain circumstances as provided in Section 14 (Condemnation and Casualty). The License will terminate on the termination date specified in any notice by KFC to the Franchisee (without any further notice of termination unless required by law), provided that (i) the notice is hand-delivered or mailed at least 30 days (or such longer period as may be required by law) in advance of the termination date, (ii) the notice reasonably identifies one or more breaches or defaults in the Franchisee's obligations or performance hereunder, (iii) the notice specifies the manner in which the breach(es) or default(s) may be remedied, and (iv) the breach(es) or default(s) are not fully remedied before, and as of, the termination date. The period given to remedy breaches and defaults shall, if permitted by law, be 10 days instead of 30 days if the Franchisee shall have engaged in repeated breaches or defaults of this Agreement within the then preceding 24 months for which he shall have received notice of termination and termination failed to take effect because the breaches or defaults were remedied.

   18. National Franchisee Advisory Counsel. KFC will encourage the continuance of the Kentucky Fried Chicken National Franchisee Advisory Council (now incorporated within the National Co-Op) and will urge such Council to maintain in operation procedures whereby Franchisee may, as an absolute right, submit to Council members any matter to which, in any Council member's reasonable judgment, KFC should have, but has not, responded through normal channels. KFC will respond with reasonable promptness to any such matter which the Council member forwards to KFC, stating its position on all such matters, and on any recommendations made by a Council member thereon, together with a full and complete written explanation of the reasons for KFC's position. KFC shall assist the Council in establishing procedures for submission to KFC of matters of general interest to franchisees for discussion with, and investigation and consideration by, KFC.

   19. Right to Apply for New Franchised Outlets. Before permitting the establishment of any new franchised outlet (defined below) at a location closer to the Outlet than to any other franchised outlet (except pursuant to commitments made before the Effective Date of this Agreement), KFC shall be obligated to give Franchisee 30 days prior written notice of such proposed action. During such 30-day period, Franchisee may apply to KFC for a franchise to operate an outlet at such proposed new location and KFC shall negotiate in food faith with Franchisee regarding said application, taking into consideration all relevant factors, including, without limitation: (a) the established past and present operational performance and financial capacities of Franchisee, (b) whether he is currently in compliance with financial and other obligations to KFC and under this and other franchise agreements, and (c) efforts of Franchisee that have contributed to the development o consumer demand for Kentucky Fried Chicken locally and elsewhere. As used herein "new franchised outlet" means an outlet not previously in existence, whether franchised or owned by KFC or its affiliates, and which will not be owned by KFC or its affiliates.

   20.  Miscellaneous

   20.1 No Agency, Etc. The Franchisee shall neither have nor exercise any authority, express, implied, or apparent, to act on behalf of or as an agent of KFC or any of its affiliates or subsidiaries for any purpose, and shall take no action which might tend to create an apparent employer-employee or agency relationship between KFC and the Franchisee. No fiduciary relationship exists between KFC and the Franchisee. The Franchisee is, and shall remain, an independent contractor responsible for all obligations and liabilities of, and for all loss or damage to, the Outlet and its business and for all claims and demands based on damages or destruction of property or based on an injury, illness or death of any person or persons, directly or indirectly arising from or in connection with the operation of the Outlet. KFC shall neither have nor exercise the right to control the day-to-day managerial operations of the Outlet or to manage the business of the Outlet or to hire, fire, or discipline persons employed by the Franchisee or at the Outlet.

   20.2 No Conflict with Other Agreements. The Franchisee represents that he is not a party to or subject to agreements which might conflict with the terms of this Agreement and agrees not to enter into any such agreement during the License Term.

   20.3 Cost of Enforcement. If KFC institutes and prevails entirely in any action at law or in equity against the Franchisee based entirely or in part on the terms of this Agreement, KFC shall be entitled to recover, in addition to any judgment entered in its favor, reasonable attorney's fees, court costs and all of KFC's expenses in connection with the litigation. If the Franchisee prevails entirely in the claim instituted by KFC, he will be entitled to such fees, costs and expenses. If neither side prevails entirely, each will bear his own costs.

   20.4 Non-Waiver. No failure, forbearance, neglect or delay of any kind or extent on the part of KFC in connection with the enforcement or exercise of any rights under this Agreement shall affect or diminish KFC's right to strictly enforce and take full benefit of each provision of this Agreement at any time, whether at law for damages, in equity for injunctive relief of specific performance, or otherwise. No custom, usage, concession or practice with regard to this Agreement, the Franchisee or KFC's other franchisees shall preclude at any time the strict enforcement of this Agreement (upon due notice) in accordance with its literal terms. No waiver by KFC of performance of any provision of this Agreement shall constitute or be implied as a waiver of KFC's right to enforce such provisions at any future time.

   20.5 Scope of Agreement, Changes, Consents, Etc.. This Agreement constitutes the entire understanding and agreement of the parties concerning the outlet and supersedes all prior and contemporaneous understandings and agreements of the parties, whether oral or written, pertaining to the Outlet, except for any express obligations of the Franchisee under the franchise option agreement for the Outlet and except for any written "master" agreement that may be in force between KFC and the Franchisee. No interpretation, change, termination or waiver of any provision hereof, and no consent or approval hereunder, shall be binding upon the other party or effective unless in writing and signed by Franchisee and KFC's President, Vice President in charge of franchising or franchise services or General Counsel, except that a waiver need be signed only by the party waiving.

   20.6 Severability. All provisions of this Agreement shall be severable and no such provision shall be affected by he invalidity of any other such provisions to the extent that such invalidity does not also render such other provision invalid. In the event of the invalidity of any provision, this Agreement shall be interpreted and enforced as if all provisions thereby rendered invalid were not contained herein.

   20.7 Trademark Infringement. Franchisee shall immediately inform KFC of any suspected or known infringement of or challenge to KFC's trademarks and systems by others and assist and cooperate with KFC in taking such action at KFC's own expense as KFC in its sole discretion deems appropriate.

   20.8 governing Law. This Agreement has been made and accepted in Kentucky, and it shall be interpreted in accordance with and governed by the laws of the State of Kentucky and any applicable state franchise laws.

   20.9 Notices. All notices and other communications provided for herein must be in writing and shall be sufficiently given if delivered in person or mailed by certified or other receipted mail, if to the Franchisee, at his address shown on page 23 or, if to KFC at Post Office Box 32070, Louisville, Kentucky, 40232, Attention: Vice President-Franchising. Either party, by such notice, may change the address to which notices shall be sent. Notices delivered in person shall be deemed given when delivered and mailed notices shall be deemed given when mailed. If a corporation or more than one individual is in the Franchisee, then the Franchisee will authorize one natural person as correspondent with authority to bind Franchisee.

   20.10 Certain References. References to weeks and months mean calendar weeks and calendar months. References to persons mean legal entities as well as natural person. Whenever the pronoun "he" or "his" is used herein, it is understood that such usage is the common gender and refers to masculine, feminine and neuter genders an also singular and plural.

   21. Certain Representations by the Franchisee. The Franchisee represents that:

   (a) the Franchisee received a copy of the form of this Agreement at least 15 working days before signing it and has had ample opportunity to consult with his attorney with respect thereto, and
   (b) no representation has been made by KFC as to the anticipated profitability of the Outlet, and
   (c) before signing this Agreement, the Franchisee either had experience working in a KFC outlet or investigated KFC and outlets franchised by KFC and had ample opportunity to contact existing KFC franchisees.

   IN WITNESS WHEREOF, the parties hereto set their hands and seals, in duplicate, the day and year in this instrument first above written.

   Attest:                                 KFC CORPORATION



   ________________________________        BY_______________________________
   Assistant Secretary                          Vice President



                                      The address of Franchisee is: